                                                                                                                                                                              Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Media:
Lynne Baker
847-851-7006
Andrea Meyer
847-585-3937

Investors:
Karen King
847-585-3899

www.careered.com

Deborah Lenart and Ty Roberts Join Career Education Corporation as Senior Vice Presidents of Newly-Defined Strategic Business Units
Lenart to Head University Group and Roberts In Charge of Art & Design

HOFFMAN ESTATES, Ill.--(March 10, 2008)– Career Education Corporation (NASDAQ:CECO) today announced two new appointments: Deborah (Deb) Lenart will be the Senior Vice President for the University Strategic Business Unit (SBU), and Ty Roberts will be the Senior Vice President for the Art & Design SBU.  The two will serve as members of Career Education Corporation’s (CEC) Executive Leadership Team, as well as provide guidance and direction to the president and CEO on company-wide strategy and operations.

“Deb Lenart and Ty Roberts are joining CEC at a pivotal juncture for the company and their roles will be integral to our future success,” said Gary E. McCullough, president and CEO, Career Education Corporation.  “We made measured decisions as we restructured the organization and have selected individuals with skill sets applicable to the business they will lead.  We look forward to benefiting from the expertise and fresh ideas they each will bring to CEC.”

Deb Lenart has amassed significant experience in various executive management positions within communications and media companies.  During the course of her career, she has exhibited intense focus on customer satisfaction and has led culture change initiatives.  Most recently, Lenart was U.S. segment leader responsible for leading the Communications Service Provider industry for Electronic Data Systems Corp. (EDS), a global information technology and applications outsourcing firm.  Prior to EDS, Lenart led several venture-backed start-up and turnaround portfolio companies as CEO of Callipso and Eziaz, as well as multi-billion dollar corporate divisions of Ameritech as president of Custom Business Services and president of New Media. Lenart has also led key legislative and regulatory policies with state and federal commissions, law makers and Congress.  Her public policy experience includes providing testimony before both the US House of Representatives and the US Senate on telecommunications and media regulatory issues.  Lenart holds a B.S. degree in marketing from the University of Illinois and an MBA from Loyola University.

Ty Roberts comes to CEC from his post as vice president for DeVry, Inc. where he led operations for DeVry’s online division and previously helped lead the turnaround at DeVry’s professional education division.  He also served on the advisory board for DeVry’s leadership academy and strategic planning committee.  In addition to his tenure in the education industry, Roberts has a strong background in marketing, business development and general management, domestically and internationally, with consumer product companies PepsiCo and Gallo.  He began is career in product management with Nortel.  Roberts earned a Masters in Management from the Kellogg Graduate School of Management at Northwestern University and is a graduate of Southern Methodist University with a B.S. degree in Operations Research and Engineering Management.

About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to a diverse population of approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in France, Italy, and the United Kingdom, and offer doctoral, master's, bachelor's, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute; International Academy of Design & Technology; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company’s website at http://www.careered.com. The company's website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

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